UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TECO Energy, Inc.

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March 21, 2007

Notice of Annual Meeting of Shareholders

Date:   May 2, 2007

Time:   10:00 a.m.

Place:   The University of Tampa

Vaughn Center

401 W. Kennedy Blvd.

Tampa, Florida 33606

Purpose: We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:

1. To elect four directors.

2. To ratify the selection of our independent auditor.

3. To consider and act on such other matters as may properly come before the meeting.

Shareholders of record at the close of business on February 23, 2007 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either: (i) mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or (ii) vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz
Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

TECO Energy Proxy Statement | Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

We are soliciting proxies on behalf of our Board of Directors to be voted at the May 2, 2007 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the enclosed proxy card are being mailed to shareholders beginning on or about March 21, 2007.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company” and “TECO Energy” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 23, 2007 are entitled to vote at the meeting. As of that date we had outstanding 209,588,944 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other holder of record provided to you. Please see “Attending in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

How to revoke your proxy	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting instructions in person.

How your votes are counted	Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below and the ratification of our independent auditor. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the common stock represented at the meeting in person or by proxy will be required to elect each director and to ratify the selection of our independent auditor. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

Attending in person	Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. On page 25, we have provided directions to the meeting, which will be held at The University of Tampa, Vaughn Center, 401 W. Kennedy Blvd., Tampa, Florida. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

•	For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.
•

If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 23, 2007, the record date for voting.

•

Any persons who do not present proper photo identification and an admission ticket or verification of ownership may not be admitted to the meeting; such persons may also be asked to sign an affidavit attesting to their ownership.

TECO Energy Proxy Statement | 1

Proposals Requiring Your Vote

Item 1 - Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Messrs. Lacher, Rankin, Rockford and Touchton have been nominated for reelection to the class with a term expiring in 2010. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

The Board of Directors

The following table contains information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 7.

Nominees for election as directors at this meeting are marked with an asterisk (*).

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Director Since	Present Term Expires
DuBose Ausley	69	Attorney and former Chairman, Ausley & McMullen, P.A. (attorneys), Tallahassee, Florida; also a director and former chairman of Capital City Bank Group, Inc.; a director of Huron Consulting Group, Inc. and Blue Cross Blue Shield of Florida, Inc.	1992	2008

James L. Ferman, Jr.	63	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2008

Luis Guinot, Jr.	71	Attorney and former Equity Partner, Shapiro, Sher, Guinot & Sandler, P.A. (attorneys), Washington, D.C.; formerly United States Ambassador to the Republic of Costa Rica	1999	2009

Sherrill W. Hudson	64	Chairman of the Board and Chief Executive Officer, TECO Energy, Inc.; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of Publix Super Markets, Inc. and The Standard Register Company	2003	2009

*Joseph P. Lacher	61	Retired; formerly President of Florida operations for BellSouth Telecommunications, Inc., (telecommunications services) Miami, Florida; also formerly Chairman, Great Florida Bank (banking services), Miami, Florida; also a director of Perry Ellis International, Inc.	2006	2007

Loretta A. Penn	57	Vice President and Chief Service Excellence Officer, Spherion Corporation (staffing and professional services), McLean, Virginia	2005	2009

*Tom L. Rankin	66	Independent Investment Manager, Tampa, Florida; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2007

*William D. Rockford	61	Retired; formerly President, CFO and COO, Primary Energy Ventures LLC (power generation), Oak Brook, Illinois; also formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2007

William P. Sovey	73	Retired; formerly Chairman of the Board and Chief Executive Officer, Newell Rubbermaid Inc. (consumer products), Freeport, Illinois; also a director of Actuant Corporation	1996	2008

*J. Thomas Touchton	68	President, The Witt-Touchton Company LLC (private investments), Tampa, Florida	1987	2007

Paul L. Whiting	63	President, Seabreeze Holdings, Inc., (consulting and private investments), Tampa, Florida; also Chairman of the Board of Sykes Enterprises, Incorporated and a director of The Bank of Tampa and its holding company, The Tampa Banking Company	2004	2008

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Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held five meetings in 2006. All directors attended at least 75 percent of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2006, all of the directors attended that meeting. In 2006, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the non-management executive sessions rotates alphabetically on a quarterly basis.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
DuBose Ausley	—	—	X	—
Sara L. Baldwin (1)	—	X	—	X
James L. Ferman, Jr.	X	—	—	Chair
Luis Guinot, Jr.	—	X	—	X
Sherrill W. Hudson	—	—	X	—
Joseph P. Lacher	X	—	—	—
Loretta A. Penn	—	X	—	—
Tom L. Rankin	X	—	Chair	—
William D. Rockford	—	—	X	—
William P. Sovey	—	Chair	—	X
J. Thomas Touchton	Chair	—	—	X
Paul L. Whiting	X	X	—	—

(1)	Ms. Baldwin is retiring from the Board effective as of the date of the annual meeting.

The Audit Committee met eight times in 2006; its members are Messrs. Ferman, Lacher, Rankin, Touchton (Chair) and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 23.

The Compensation Committee, which met six times in 2006, is composed of Sara L. Baldwin (who does not appear in the Board of Directors table on the previous page as she is retiring from the Board effective as of the date of the annual meeting), Ms. Penn, and Messrs. Guinot, Sovey (Chair) and Whiting, all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;

•	evaluate the CEO’s performance in light of those goals and objectives;

•	determine and approve the CEO’s compensation level based on this evaluation;

•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;

•	review and discuss the Compensation Discussion and Analysis with management;

•	administer and make awards under the company’s long-term incentive plan; and

•	make recommendations on proposed executive employment, severance and change-in-control agreements.

Management’s role in the Committee’s processes has been to provide the Committee with information and its ideas and input regarding compensation decisions and to discuss this information and the recommendations of the compensation consultants retained by the Committee (identified below) in detail with the Committee and answer questions. To carry out this role, management may interface directly with the Committee’s outside consultant, with the Chairman of the Committee’s knowledge and approval. The Committee may form and delegate authority to subcommittees and it has delegated authority to management

TECO Energy Proxy Statement | 3

to make small equity incentive grants to non-executive officers and key employees and to allow options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this authority that the Committee has delegated.

The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or senior officer compensation and to approve the consulting firm’s fees and other retention terms. It has engaged Towers Perrin to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. The Committee also engaged Watson & Wyatt Worldwide in 2006 to provide the Committee with a second opinion with respect to the compensation program and the Committee’s practices, specifically by evaluating whether program is meeting its objectives, whether the market data being used is the most meaningful for our company and executive officers and providing suggestions on aspects of the program that it believes the Committee may wish to reevaluate. Representatives of Towers Perrin attend the Committee’s meetings at the invitation of the Chairman of the Committee and are also in contact directly with him from time to time. Representatives from Watson & Wyatt met with the Committee to report on the matters discussed above and to answer the Committee’s questions.

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met five times in 2006; its members are Messrs. Ausley, Hudson, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met twice in 2006, and its members are Ms. Baldwin and Messrs. Ferman (Chair), Guinot, Sovey and Touchton. The Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board, recommending to the Board when new members should be added to the Board, recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders, periodically developing and recommending to the Board updates to the Corporate Governance Guidelines and overseeing the annual evaluation of the Board and its committees. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. Mr. Lacher, who was appointed to the Board in July 2006, was recommended to the Governance and Nominating Committee for consideration by a non-management director and the CEO. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, the Code of Ethics applicable to all directors, officers and employees, and the Standards of Integrity are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley and Hudson meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment will be considered independent directors. After performing such a review, the Board determined that (i) Ms. Baldwin and Messrs. Guinot, Lacher, Rankin, Rockford, Sovey, Welch (who retired from the Board in April 2006) and Whiting have no relationships with us and (ii) Mr. Ferman, Ms. Penn and Mr. Touchton only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined below), and therefore were not considered by the Board as relationships that would affect their independence. The relationships with Mr. Ferman and Ms. Penn fall under category 1, as described below, and the relationship with Mr. Touchton falls under category 4, as described below.

Our Corporate Governance Guidelines adopted by the Board, define the following types of relationships as being categorically immaterial:

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1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or one percent of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer;

3.	If a director is an executive officer of a charitable organization, and our discretionary charitable contributions to the organization are less than $1 million or one percent of that organization’s total annual charitable receipts; and

4.	If a director serves as a director or trustee of a charitable organization, and our discretionary annual charitable contributions to the organization do not exceed the greater of $200,000 or 5% of that organization’s total annual charitable receipts. (Any automatic matching of employee charitable contributions will not be included in the amount of our contributions for the purpose of this item and item 3 above.)

Items 3 and 4 above recognize the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $100,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner, or an employee who participates in the audit, assurance or tax compliance practices of our independent or internal auditor; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Communications with the Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, or any of the non-management directors separately, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website.

Compensation of Directors

In 2006, non-management directors were paid the following compensation:

•	an annual retainer of $30,000;

•	attendance fees of $750 for each TECO Energy Board meeting;

•	attendance fees of $750 for each Tampa Electric Company Board meeting;

•	$1,500 for each meeting of a committee of the Board on which they serve;

•	an additional annual retainer of $7,500 for the Chair of the Audit Committee, and an additional annual retainer of $5,000 for each other Committee Chair; and

•	an annual grant of 2,500 shares of restricted stock that vests in three equal annual installments, which is prorated for directors who join after the annual grant date.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on our common stock.

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A share ownership guideline was instituted in 2006 requiring non-management directors to own, within five years of their election or the adoption of the guideline, an amount of common stock with a value of five times their annual retainer.

We pay for or reimburse directors for their meeting-related expenses or expenses associated with their duties as our directors, such as attending educational conferences. Occasionally expenses include those associated with travel on our own or other private aircraft for Board-related events.

The purpose of the components and amounts of director compensation is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success and recognize the significant time commitment required of our directors. The amounts described above reflect modifications to our director compensation program adopted in January 2006, which increased the annual retainer by $3,000, the Committee meeting fees by $500 and the annual retainer for the Chair of the Audit Committee by $2,500 and eliminated initial and annual stock option grants in favor of an annual restricted stock grant. Prior to making these changes, we had not adjusted director compensation in over five years. Before making recommendations to the Board regarding the director compensation program, the Compensation Committee reviewed information provided by its consultant which compared the total compensation provided to our directors to total director compensation provided by the same peer group companies used for executive compensation market surveys described in the Compensation Discussion and Analysis on page 9 of this proxy statement. These peer companies were selected as being representative of companies that we compete with for qualified Board members, reflect the mix of our utility and non-utility businesses and to some extent reflect the size of our company. However, unlike the executive compensation surveys provided by the Committee’s consultant, regression analysis was not used to adjust the data to reflect our revenue scope because the many different elements that make up director compensation and its relative insensitivity to company size as compared to executive compensation would make that analysis less meaningful. The level of pay for our new director compensation program is below the median compensation paid by the companies in this peer group, which level was based on our objective of continuing to provide competitive compensation but to also have the flexibility to implement compensation changes over time depending on factors such as continuing improvements in our performance, the success of our corporate strategy and any future needs to recruit new directors.

The following table gives information regarding the compensation we provided to the non-management directors in 2006:

Director Compensation for the 2006 Fiscal Year

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Dubose Ausley	45,750	18,671	0	64,421
Sara L. Baldwin	50,250	18,671	0	68,921
James L. Ferman, Jr.	56,750	18,671	0	75,421
Luis Guinot, Jr.	50,250	18,671	0	68,921
Joseph P. Lacher (4)	24,000	5,356	0	29,356
Loretta A. Penn	43,500	18,671	0	62,171
Tom L. Rankin	61,250	18,671	0	79,921
William D. Rockford	43,500	18,671	0	62,171
William P. Sovey	54,500	18,671	0	73,171
J. Thomas Touchton	60,750	18,671	0	79,421
James O. Welch, Jr.(5)	16,750	0	0	16,750
Paul L. Whiting (6)	56,250	18,671	0	74,921

(1)	Includes amounts that are payable in cash but that some directors may elect to either receive in the form of stock or defer into a phantom stock or cash account pursuant to our directors’ deferred compensation plan.
(2)	On April 25, 2006, each director who was continuing service after that date received 2,500 shares of restricted stock, which vests in three equal annual installments. Mr. Lacher, who was elected to the Board in July 2006, received a prorated grant of 1,875 shares of restricted stock. This column shows the dollar amount of these awards recognized for financial statement reporting purposes with respect to 2006 in accordance with FAS 123R. The grant date fair value of the restricted stock awards computed in accordance with FAS 123R for the grants of 2,500 shares was $40,738, and for Mr. Lacher’s grant of 1,875 shares was $30,713. See Note 9, Common Stock, included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in these valuations. As of December 31, 2006, each director had 2,500 shares of restricted stock outstanding, except for Mr. Lacher, who had 1,875 shares of restricted stock outstanding, and Mr. Welch who retired from the Board during 2006 and had no shares of restricted stock outstanding. Dividends are paid on restricted stock awards at the same rate paid to all shareholders.
(3)

As of December 31, 2006, Ms. Baldwin and Messrs. Ausley, Ferman, Sovey, Touchton and Welch each had option awards outstanding as to 20,500 shares. The remaining directors had option awards outstanding as of December 31, 2006

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as follows: Mr. Guinot: 24,500 shares; Mr. Lacher: 0 shares; Ms. Penn: 10,000 shares; Mr. Rankin 28,500 shares; Mr. Rockford: 19,500 shares; Mr. Whiting: 0 shares.
(4)	Mr. Lacher was elected to the Board in July 2006. Fees earned in cash include fees in the amount of $6,365 paid in the form of 369 shares of common stock at Mr. Lacher’s election.
(5)	Mr. Welch retired from the Board in April 2006.
(6)	Fees earned in cash were paid in the form of 3,514 shares of common stock at Mr. Whiting’s election.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,165,799 for 2006 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. The Audit Committee approved this transaction pursuant to the policy.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2007 by our directors and nominees, executive officers named in the Summary Compensation Table below and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 31, 2007; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.7%.

Name	Shares (1)		Name	Shares (1)
DuBose Ausley	61,344		William P. Sovey	38,582
Sara L. Baldwin	52,601	(2)	J. Thomas Touchton	73,289
James L. Ferman, Jr.	73,223	(3)	Paul L. Whiting	56,965	(7)
Luis Guinot, Jr.	30,825		John B. Ramil	459,029	(8)(9)
Sherrill W. Hudson	451,489	(4)	Gordon L. Gillette	288,064	(8)
Joseph P. Lacher	11,809	(5)	Charles R. Black	120,631	(8)
Loretta A. Penn	12,500		William N. Cantrell	379,456	(8)(10)
Tom L. Rankin	760,928	(6)	All directors and executive	3,489,876	(8)(11)
William D. Rockford	33,113		officers as a group (20 persons)

(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans that are exercisable within 60 days of January 31, 2007: Ms. Baldwin and Messrs. Ausley, Ferman, Sovey and Touchton, 20,500 shares each; Mr. Guinot, 24,500 shares; Mr. Hudson, 151,686 shares; Ms. Penn, 10,000 shares, Mr. Rankin, 28,500 shares; Mr. Rockford, 19,500 shares; Mr. Whiting, 0 shares; Mr. Ramil, 298,709 shares; Mr. Gillette, 170,115 shares; Mr. Black 57,815 shares; Mr. Cantrell, 228,524 shares; and all directors and executive officers as a group, 1,441,844 shares.
(2)	Includes 381 shares held by a trust of which Ms. Baldwin is a trustee.
(3)	Includes 42,929 shares owned jointly by Mr. Ferman and his wife. Also includes 2,274 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
(4)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 41,014 shares held in a margin account.
(5)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.
(6)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
(7)	Includes 25,000 shares owned jointly by Mr. Whiting and other family members.
(8)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 7,305 shares; Mr. Gillette, 9,509 shares; Mr. Cantrell, 13,298 shares; Mr. Black 11,441 shares; and all directors and executive officers as a group, 61,940 shares.
(9)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.
(10)	Includes 28,499 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest.
(11)	Includes a total of 75,550 shares owned jointly. Also includes a total of 41,681 shares owned by spouses, as to which beneficial interest is disclaimed, and 41,014 shares held in a margin account.

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Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2006.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”)	16,409,560	(1)	7.8%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway, San Mateo, CA 94430

T. Rowe Price Associates, Inc. (“Price”)	11,875,581	(2)	5.6%
100 E. Pratt Street
Baltimore, MD 21202

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2007, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Franklin-affiliated entities that purchased shares directly from TECO Energy in 2003 have agreed to vote their shares, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed five percent of our outstanding common stock, in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, unless otherwise approved in writing in advance.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, which reported that Price had sole investment power over these shares and sole voting power over 1,987,577 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2006 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements, except for a gift of shares made by William Cantrell that was inadvertently reported late.

Compensation Discussion and Analysis

Overview

The objectives of our executive compensation program are to enhance shareholder value by attracting and retaining the talent needed to manage and build our businesses and to link the interests of our executives to the long-term interests of our shareholders. To achieve these objectives, we seek to provide compensation that is competitive, to pay incentives based on achievement of corporate and individual performance goals (and to not pay incentives if results do not meet a minimum goal), and to tie a meaningful percentage of executive compensation to equity-based compensation, which serves to align management’s interests with our shareholders’. As discussed in greater detail below, our Compensation Committee reviews relevant market data provided by its consultant and generally targets paying our executives at the 50th percentile, both in terms of the total compensation package and for each element of compensation we provide. Individual responsibilities and performance are considered in making compensation decisions, as well as different measures of company performance. This Compensation Discussion and Analysis will explain how we use different elements of compensation to achieve different aspects of these goals of the program and how we determine the amounts of each component to pay. The Compensation Committee makes recommendations to the Board regarding executive compensation matters and the Board approves the decisions; therefore, in all cases where we refer to Board approval, such approval is upon the recommendation of the Compensation Committee. For CEO compensation, the Committee discusses the matter with the Board and then approves the decisions.

Elements of Compensation

Our executive compensation program includes direct compensation components consisting of base salary, annual incentive awards and equity-based incentive awards, which are currently granted in the form of performance-based restricted stock, time-vested restricted stock and stock options. Other elements of compensation for our executive officers include the ability to participate in our tax qualified defined benefit pension plan that is available to all employees, as well as to participate in a supplemental retirement plan, which serves as an additional means to attract and retain our executive officers. Our CEO, who has pension benefits from his previous employer, does not participate in this supplemental plan. Each element of compensation, why we choose to pay each element and how the amounts are determined for each element, are discussed in greater detail below.

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Base Salary

Why we pay base salary: Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. We believe this is important to allow us to continue to attract and retain highly qualified executives. Having a certain level of fixed compensation also provides stability, which allows our executives to stay focused on business issues. Our CEO receives approximately two-thirds of his base salary in the form of restricted stock, which serves to further tie his compensation to our financial performance and its resulting impact on shareholder return.

How amounts of base salary are determined: The Board assigns each executive officer to a salary grade based on (i) the officer’s experience level, (ii) the officer’s duties and scope of responsibility, and (iii) a market assessment of the median compensation paid to executives with similar positions. This market assessment is done by the Committee’s consultant, who, at least every other year, compiles data regarding compensation paid by companies in the Southeast electric utility industry, the S&P Electric Utility Index, and 125 S&P 500 companies with revenues in a range of approximately one-half to two times our revenues for the year prior to the study. The consultant uses regression analysis to scale the compensation amounts from all three sources to reflect our revenue scope. For TECO Energy officers, this data is weighted 70% for energy services companies and 30% for general industry, to reflect the mix of our utility and non-utility businesses. We evaluate this weighting of energy services and general industry data annually to ensure that it is reflective of the actual mix of our businesses and make changes to the weightings as needed. For our utility company executive officers, only energy services data is used for comparison. In interim years, the consultant provides data which shows salary movement at these groups of companies. The Compensation Committee uses the data provided to recommend a salary range for each grade, with the midpoint of each range being at the 50th percentile of the salaries of the companies used in the survey (scaled and weighted as described above). Each year the Committee recommends adjustments to the salary ranges based on surveys by its outside consultant of expected changes in compensation levels at this same mix of energy services and general industrial companies. The Committee believes this data is a useful tool to ensure that our salaries remain competitive. The Committee also believes that having ranges and considering other variables, such as individual circumstances, allows it to tailor salaries to reflect individual officer’s responsibilities and experience levels. In 2006, the Board increased salary ranges for all officer grades by 2.5%. This increase was based on a study of market data showing that the national average for salary structure movement was at 2.5% for the energy services industry and 2.6% for general industry.

After setting the salary ranges for each grade, the Committee then adjusts the base salary for the CEO and recommends adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and job market data. Based on these factors, in 2006 the Committee, after consultation with the Board, increased the CEO’s salary by 7.4% and recommended increases for the other named executive officers from 3.5% to 7.0%. The Committee believes these were appropriate salary adjustments given each officer’s performance and responsibilities and the other mix of compensation being provided. All of our named executive officers’ salaries for 2006 were within 10% of the midpoint of their respective salary grade ranges.

Annual Incentive Awards

Below is information regarding our annual incentive award program, which is normally a cash award we make based on achievement of annual performance measures (although in the past we have paid a portion of the annual incentive awards in the form of stock). The discussion below first describes our policies and procedures with respect to these awards and then gives specific information with respect to the application of the policies and procedures to the 2006 awards.

Why we pay annual incentives: Our annual incentive program provides for incentive awards based on the achievement of corporate and individual performance goals. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantifiable performance measures that reflect contribution to our business and on the achievement of quantitative and qualitative individual goals tailored to each officer’s responsibilities. The annual incentive program is intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses.

How annual incentive opportunities are determined: As described in greater detail below, for TECO Energy officers, 85% of each annual incentive award is based on a mix of quantitative and qualitative performance goals and 15% is based on our financial performance relative to peer companies (for operating company presidents, the respective percentages are 90% and 10%). The annual incentive goals overall are weighted 60% for achievement of quantitative financial performance goals and 40% for achievement of quantitative and qualitative individual goals. The amount of the annual incentive awards are based on a target award percentage and the level of achievement of several different goals which the Board approves for each executive officer during the first part of the year, as described in the next paragraphs.

Target Award Percentage: At the beginning of the year, the Compensation Committee sets a target award percentage tied to salary for the CEO and recommends a target award percentage for each of the other officers that they will receive if the performance goals are met. Target award levels are established at a level that, when combined with each officer’s base salary, will provide a fully competitive total cash compensation opportunity, with the portion of compensation “at risk” (i.e., the target award level) being reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and competitive practice. In setting these percentages, the Committee considers these

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factors as well as data from the market assessment provided by its consultant and referred to above under base salary. In 2006, the target award percentages were set at 70% for the Chief Executive Officer, between 40% and 60% for each of the other named executive officers and lower amounts for other officers. In prior years, including 2006, to determine the total annual incentive opportunity for the officer, the target award percentage was multiplied by the greater of (i) the midpoint of the officer’s salary range or (ii) the officer’s salary. Beginning with the 2007 incentive awards, the target award percentage will be multiplied by the officer’s base salary.

Performance Goals: The Board approves goals for each executive officer and the proportion of the total incentive award each goal represents. The goals are a mix of quantitative financial goals, such as earnings from continuing operations before charges and gains (which is referred to throughout this Compensation Discussion and Analysis as our “income goal” and is calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”) and cash generation, and quantitative and qualitative performance goals specific to each officer’s duties, such as management of specific business issues to a positive outcome, ensuring completion of identified action items and meeting safety record goals. In 2006, 10% of each named executive officer’s annual incentive was based on a “business challenge” goal which reflects the officer’s contribution to mitigating the impact of unexpected adverse business or regulatory developments on the business or enhancing profitability through effective management initiatives beyond those included in the business plan. The specific weighting of the goals that comprised the annual incentive award goals for 2006 are set forth on page 17 under “Description of the formula applied in determining the amounts payable under the Annual Incentive Plan.”

The Board sets threshold, target and maximum goals for the quantitative financial goals. Threshold performance represents the minimum performance that still warrants incentive recognition for that particular goal (paid at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained (paid at 150 percent of the target award level for all goals, except the business challenge goal which can be paid at 200 percent). These threshold, target and maximum goals are set for the financial performance goals at the TECO Energy level and for each operating company. For example, Mr. Black’s and Mr. Cantrell’s financial performance goals are based on the goals set for Tampa Electric and Peoples Gas, respectively. The target goal is set at achieving the business plan target at the TECO Energy level and at each operating company, and the minimum and maximum goals are set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. If TECO Energy’s threshold income goal is not achieved, then no incentive awards will be paid.

The 15% portion (10% for operating company officers) of the annual incentive award that is based on performance relative to peer companies is based on earnings per share growth and return on equity relative to other companies in the energy services industry, as described in more detail in the next section. (We refer to this goal as the “relative performance goal.”)

How annual incentive awards are calculated: After the end of the year, the following four-step process is followed to determine the amount of the actual incentive awards:

Step 1:	The actual degree of achievement for each goal at the corporate, operating unit and individual level is determined. Levels of achievement can range up to 200 percent for the business challenge goal and up to 150 percent for all other goals.

Step 2:	Corporate, operating unit and individual performance factors are determined by multiplying levels of goal achievement by the weightings assigned to each goal.

Step 3:	The total of all performance factors is multiplied by the target award, producing the calculated award.

Step 4:	The calculated award may be adjusted up or down by the Compensation Committee with respect to the executive officers, based on the participant’s total performance during the plan year. The actual award, as so adjusted, may not exceed 150 percent of the target award level and must be approved by the Board. No incentive award payments will be made to any participants if our income does not exceed the threshold described in the preceding section designated for that year.

For the 10% to15% portion of the annual incentives relating to the relative performance goal, the degree of achievement of the goal is determined based on our ranking on a schedule of earnings per share and average book value for companies engaged primarily in the electric utility industry. We obtain this schedule from an independent research organization which is in the business of providing research and consulting services regarding public utility regulation and the electric utility industry. This organization uses results excluding charges and gains (i.e., “non-GAAP results”) to calculate the earnings per share amounts. Return on equity is calculated by dividing the earnings per share figure by our average book value. Our goal achievement level is dependent on our ranking within this list. If our performance is below the median, there is no payout for this goal. If our performance ranks in the top quarter of those companies, the goal is paid out at 150%, and if we are above the median but below the top quarter, pay out is prorated between 10% and 150%, depending on where we rank on the list.

Application of the formula to the 2006 annual incentive awards: The amount each named executive officer received in 2006 under our annual incentive plan has been reported in the Summary Compensation Table in the Non-Equity Incentive Compensation column (in previous years these amounts were reported under the Bonus column of the predecessor to the Summary Compensation Table). These amounts do not include the 10% to 15% portion of the annual incentive which is based on our relative performance goal because those calculations are based on data that is not available until after the printing of this proxy statement. The achievement of the relative performance goal will be reported on a Form 8-K when it is determined and in next year’s proxy statement.

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The 85% (90% for operating company officers) of the annual incentives which are based on quantitative financial goals and quantitative and qualitative individual goals were calculated and awarded in January 2007. The following paragraphs describe the calculation of these incentive awards applying the four step process outlined above.

Step 1: In 2006, the targets for the quantitative financial goals were based on achieving the business plan goals at TECO Energy and each of its major operating subsidiaries for income (which is based on net income, eliminating certain gains and charges to better reflect the ongoing operations of our businesses, and as discussed above, corresponds to the “non-GAAP results” we report to investors), and cash generation. For TECO Energy, target income was set at $283.5 million and target cash generation was set at $295.0 million, and excluded the impact of any fuel and related customer pass-through items at its utility subsidiary. The threshold goal was set at 80% achievement of those goals for TECO Energy, and either 75% or 90% achievement of the goals at each of the operating companies. The maximum goals were based on achieving 115% of those goals at TECO Energy, and either 110% or 125% achievement of the goals at each of the operating companies. Because incentive plan targets were set at levels consistent with business plan targets, only performance that met the standards of the business plans would merit 100% of the incentive payments.

At TECO Energy, non-GAAP results were $233.6 million for 2006. This calculation was made by starting with our GAAP net income figure of $246.3 million and subtracting charges and gains of $10.8 million as shown in the Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2006. Cash generation at TECO Energy was calculated to be $349.5 million, excluding the impact of fuel and related customer pass-through items at Tampa Electric Company. Income was above target at two of the operating companies and between the threshold and target amounts at the other three. Cash generation was above target levels at each of the operating subsidiaries.

Achievement of the individual quantitative and qualitative performance goals were determined based on a performance evaluation of each executive officer with respect to each specific goal which (except in the case of the CEO) is first reviewed by the CEO with respect to each other executive officer and by the COO with respect to each operating company president and then presented to the Compensation Committee for its evaluation for all executive officers, including the CEO.

Step 2 (For 2006 Only): The plan formula used to calculate the annual incentive awards is normally the four step process described above. However, when the Committee was setting the goals for 2006, it determined that it would be appropriate to add an additional step to the formula that would apply in 2006 only, in order to reflect the unique situation posed by the uncertainty of earnings from synthetic fuel production at TECO Coal Corporation. Our base earnings and cash flow forecasts that we had made at the beginning of the year had excluded the impact of any reduction in the benefits from synthetic fuel production which are subject to significant variability due to the potential impact of high oil prices. Similarly, the financial performance goals approved for the executive officers assumed no reduction in the benefits from the synthetic fuel tax credits. In order that payouts under the 2006 Plan reflected the impact of oil prices on financial results, the Board determined that payouts under the plan should be calculated by first determining each executive officer’s aggregate goal achievement as if there had been no synfuel-related impact on results, and then reducing that aggregate goal achievement by the same percentage that our earnings per share were impacted by any reduction in proceeds from the sale of synthetic fuel ownership interests due to high oil prices reducing the value of the synthetic fuel tax credits. In 2006, income was approximately $53 million lower than the planned net income benefit from the sale of synthetic fuel tax credits, which translated to a 18.45% reduction on earnings per share for the year due to synfuel impacts. The results of the incentive award calculation for each named executive officer are shown below. Although our officers cannot control the fluctuations in oil prices and their resulting impacts on synfuel benefits, the Committee and the Board believed this calculation would appropriately translate the effects our shareholders might feel from the reduction of synfuel related benefits to the executive officers’ incentives for the year. This step will not be necessary in calculating the incentive awards for 2007 because the company has entered into oil price hedge instruments that protect the majority of its expected synthetic fuel benefits, and incentives will be based on results including the settlement amounts of these hedge arrangements to be received in early 2008.

Step 3: The total of the performance factors calculated under Step 2 was multiplied by the target percentage that had been set at the beginning of the year for each named executive officer. The calculations for the named executive officers were:

Name	Target Award Percentage	Target Award Amount*	Award Amount Without Synfuel Reduction*	Reduction due to Synfuel Impact	Final Incentive Award Amount */As Percentage of Base Salary
Sherrill W. Hudson	70%	461,125	612,258	18.45%	499,296 / 65%
John B. Ramil	65%	279,002	358,136	18.45%	292,060 / 58%
Gordon L. Gillette	55%	199,623	253,306	18.45%	206,571 / 48%
Charles R. Black	50%	155,250	201,896	18.45%	164,646 / 48%
William N. Cantrell	40%	124,200	162,364	18.45%	132,408 / 38%

*	Not including portion of incentive award attributable to the relative performance goal, the achievement of which cannot be calculated until a later date. See footnote 2 to the Summary Compensation Table.

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Step 4: As discussed above, our annual incentive plan allows the Compensation Committee to adjust the amount of the award that is calculated pursuant to Steps 1 – 3 if it determines that the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer’s total performance. Under no circumstances could awards have been more than 50% greater than the target award amount. In 2006, the Committee made no adjustments to the award amounts calculated pursuant to the plan formula it had approved when setting the goals.

Equity Incentive Awards

The long-term incentive component of our compensation program consists of equity-based grants, which have been in the form of stock options and restricted stock.

Why we grant equity incentive awards. These grants are designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time. Our executive officers receive performance shares, stock options and time-vested restricted stock. Fifty percent of the value of our long-term incentives is in the form of performance shares, which are shares of restricted stock vesting three years after the date of grant in an amount that is based on our total return over those three years as compared to the companies listed in the Dow Jones Electricity Group and Multiutility Group. The performance shares, which are intended to directly tie an amount of compensation to a long-term performance measure relative to other companies in the industry, would be forfeited if the executive leaves during those three years and are not be paid out at all if performance is in the bottom one-third of our peers (more details on this calculation are described in the next paragraph). Thirty percent of the value of our long-term incentives is granted in the form of time-vested restricted stock, which vest three years after the date of grant. The ultimate value of these shares to the executives is dependent on our stock price, which aligns their interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives since the shares would be forfeited upon departure from the company within the three-year period. Twenty percent of the value of our long-term incentives is granted in the form of stock options, which vest in three substantially equal annual installments beginning one year from the date of grant and only have value if our share price increases after the grant. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options) and at this level of ownership the Compensation Committee believes that granting additional equity awards still provides a valuable incentive that will further increase the tie between their performance and their compensation. In granting these awards, the Committee is aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about this time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

How the amounts of equity incentive awards are determined. The Compensation Committee’s policy with respect to the amount of equity incentive grants has been to base individual awards on an annual study conducted by its outside consultant comparing the value of long term incentive grants to salary levels in the energy services industry and in general industry. The competitive market for the purposes of this data is the same mix of the energy services and general industry sectors as is used for other elements of compensation and described under base salary, weighted 70 percent for energy services and 30 percent for general industry. The Committee also looks at the total number of shares subject to equity incentive awards in relation to the total of our outstanding shares. The Committee’s current guideline is to keep total share based grants each year below 1% of our total outstanding shares. As discussed above, equity incentives are granted in the form of 50% performance based restricted stock, 30% time-vested restricted stock and 20% stock options. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service.

In 2006, the Committee granted equity incentive awards at the 50th percentile of the market as shown in the data provided by its consultant. It believes granting equity incentive awards at the 50th percentile of this market data is appropriate given that one of the program’s goal is to remain competitive with the marketplace. The Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. In 2006, the Committee determined that it was still appropriate to target equity incentive awards at the 50th percentile of the market because levels of equity ownership are still at levels at which additional equity grants are meaningful incentives for our executives. The awards granted in 2006 also reflected the market data showing a decline in overall competitive long-term expected value of approximately 10% on average for general industry and 7% for the energy services industry. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants. Using this information, the Committee made equity incentive award grants at a level that it believes will enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

The number of the performance shares ultimately received by the executive officers is based on the total return of our common stock over a three-year period relative to that of peer companies, as further described on page 17 under “Description of the formula applied in determining the amounts payable under the Equity Incentive Plan and applicable vesting schedules.” We think this design for payout best reflects the objective of granting the performance-based restricted stock by directly tying the amount received to total return relative to a group of our peers. In 2006, the performance shares granted in 2003 vested at 109.3%, since our total return over that three-year period was above the median of peer companies. For three years prior to that, the performance shares were forfeited due to our total return for the respective three-year periods being in the bottom 1/3 of the peer companies.

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The time-vested restricted stock granted in 2006 vests in a single installment following three years of service. The stock options granted in 2006 vest ratably over a three-year period and have a ten-year term.

We believe these three components provide long-term incentives which reward continued service and have a value dependent on our performance.

Expensing of Equity. The amounts reported under the Stock Awards and Option Awards columns in the Summary Compensation Table below reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, including expense recognized in 2006 for stock and option grants made in years prior to 2006. Under FAS123R, stock and option award expense is generally spread out over the vesting period of the grant. However, in 2006, Mr. Hudson reached the age at which all of his stock and option grants are required to be expensed immediately. Therefore, the amounts shown for him in these columns represent the full grant date present value of the grants he received in 2006, plus any expense attributed to his outstanding equity grants from prior years which had not been previously expensed. This accounting treatment caused the values reported for Mr. Hudson to be higher than they would have been if the expense of his grants had been spread out over the applicable vesting periods, as they are for the other officers in the table.

Stock Option Grant Date and Exercise Price. The Compensation Committee has a long-standing practice of making annual equity-incentive award grants, including stock options, on the date of our annual shareholders’ meeting. On selected occasions it has granted equity incentives upon election of a new executive officer. In all cases, the grant date is the same day that the Committee approved the grant. The exercise price of options is set at the fair market value on the date of grant, which is determined by averaging our high and low stock price on the day preceding the date of grant. This is consistent with how we calculate fair market value for other purposes, such as the fair market value of the other equity incentive awards and for tax purposes upon exercise of options, for example.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines and has determined that our executive officers are in compliance. For purposes of the guidelines, stock ownership includes directly held common stock, time-vested restricted stock, performance shares and indirectly held shares that are considered beneficially owned under applicable SEC rules (not including stock options). We believe that these guidelines and policies are appropriate for ensuring that our executive officers hold a sufficient amount of our equity to ensure that there is a mutuality of interest between our executive officers and our shareholders.

Other Elements

For our named executive officers, other than our CEO, the amount of compensation shown under the Other Compensation column of the Summary Compensation Table represents approximately 0.6% or less of their total compensation for the year. These amounts represented mainly company matches to our defined contribution plan, a benefit that is available to all of our employees that contribute to the savings plan. We also pay an annual premium of $372 for a $100,000 supplemental life insurance policy for each of our officers and key employees. In 2004, we hired Sherrill Hudson, who was at that time serving as one of our independent directors, to be our CEO. As a long-time resident of Miami, the Board recognized that he would retain his residence there, and therefore has provided him a housing and travel allowance of $5,000 per month. The Board also determined that, in recognition of Mr. Hudson’s retaining his residence in Miami, it was appropriate that he be able to use our corporate aircraft, and in 2006 the incremental cost to the company for such use was $25,491, as shown in the All Other Compensation column of the Summary Compensation Table on page 15.

Our executive officers are also able to participate in a supplemental retirement plan which provides benefits at a level that are not available under the tax qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. As discussed above, our CEO does not participate in the supplemental retirement plan.

We also have change-in-control agreements with each of our executive officers and certain other officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for all our executive officers are the same, and the definition of “change in control” is the same as in our equity grants and supplemental executive retirement plan and other benefits documents. These agreements are discussed in greater detail on pages 20-21 under “Post-Termination Benefits.” We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

How the Elements Fit into our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

As part of its evaluation process in making its compensation decisions for 2006, the Compensation Committee reviewed “proforma” information and a tally sheet for each executive officer. The proforma information showed each element of

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compensation for the executive officers as proposed for 2006 and the total of the elements, assuming payout of the annual incentive awards at the target level. For comparison purposes, proforma information also showed the average total compensation of similar positions in general industry, the energy services industry and combined (weighted and scaled as discussed on page 9). The Committee also reviewed internal pay equity information showing the percentage of total compensation provided to each executive officer as a percentage of the CEO’s total compensation. The tally sheets prepared for the executive officers showed total compensation paid to the executive officers for 2004, 2005 and as proposed for 2006 and percentage changes year over year. The tally sheets also showed the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings. Finally, the tally sheets showed the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. The amounts payable upon the various termination scenarios included cash, equity, retirement benefits and excise tax gross-up, if and as applicable to each scenario, including the value of the supplemental executive retirement plan lump sum benefit and present value of the tax qualified defined benefit plan annuity, if applicable. The Committee reviews this information in order to be aware of how its decisions with respect to one element of compensation affect the total package that we are providing and how it relates to previous years, and the total amount executive officers would be receiving, including the value of equity awards, under various termination scenarios. Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that we are providing our executive officers. The Compensation Committee reviewed this information regarding the different elements of compensation and their total and determined that it was appropriate, given current levels of compensation being provided, to continue the policies discussed above for determining the amounts of the different elements to provide.

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee does not expect that the loss of any income tax deduction under this section will be material. Accordingly, the Committee has recommended that we continue to structure our executive compensation program to meet the objectives and in the manner described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on this review and discussion, has recommended that it be included in this proxy statement.

By the Compensation Committee,
William P. Sovey (Chairman)
Sara L. Baldwin
Luis Guinot, Jr.
Loretta A. Penn
Paul L. Whiting

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The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers in 2006.

Summary Compensation Table for the 2006 Fiscal Year

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)		Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation(4) ($)		Total ($)
Sherrill W. Hudson Chairman and Chief Executive Officer	2006	775,000	(5)	2,082,029	(5)	664,969	(5)	499,296	15,605	95,180	(6)	4,132,079

John B. Ramil President and Chief Operating Officer	2006	500,000		716,637		230,010		292,060	233,751	9,091		1,981,549

Gordon L. Gillette Executive Vice President and Chief Financial Officer	2006	427,000		463,192		145,876		206,571	263,482	6,729		1,512,850

Charles R. Black President, Tampa Electric	2006	345,000		246,952		83,675		164,646	535,686	7,128		1,373,691

William N. Cantrell President, Peoples Gas System	2006	345,000		319,735		91,130		132,408	41,294	5,532		935,090

(1)	The amounts reported for stock and option awards reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (without regard to estimated forfeitures related to service-based vesting conditions), including expense recognized in 2006 for stock and option grants made in years prior to 2006. See Note 9, Common Stock, included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions made in valuations of equity grants. Values for option awards include amounts expensed in 2006 for grants made from 2003 through 2006 and for stock awards include amounts expenses for time- vested restricted stock and performance-based restricted stock granted in 2003 through 2006 (see page 17 for a description of the vesting schedule and conditions and footnote 5 regarding Mr. Hudson’s grants).
(2)	A 10% or 15% percent portion of each executive officer’s annual incentive award is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry and is determined using comparative data that does not become available until after the time of printing of the proxy statement (the “relative performance goal”). This portion of the annual incentive award, if any, is expected to be determined on approximately May 2, 2007 and will be reported on a Form 8-K and in next year’s proxy statement. The amount the named executive officers received representing achievement of the relative performance goal for 2005 was reported in our Form 8-K dated April 26, 2006.
(3)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 19-20 for a description of our retirement plans. The change in value attributable to the tax qualified plan was: $15,605 for Mr. Hudson, $15,858 for Mr. Ramil, $7,548 for Mr. Gillette, $29,312 for Mr. Black and $24,621 for Mr. Cantrell, with the balance in each case representing the change in value of the supplemental plan.
(4)	The amounts reported in this column include $372 in premiums paid by us to the Executive Supplemental Life Insurance Plan and $3,960 of employer contributions under the TECO Energy Group Retirement Savings Plan.

TECO Energy Proxy Statement | 15

(5)	Mr. Hudson received $250,000 of his salary in the form of cash and $525,000 in the form of restricted stock, which vested in four equal quarterly installments over the year. These shares are also reflected in the All Other Stock Awards column of the Grants of Plan-Based Awards Table below. The grant date present value of such shares as computed in accordance with FAS 123R was $525,007. In 2006, Mr. Hudson reached the age at which the entire value of all of his outstanding stock and option grants were required to be expensed immediately, causing higher values to be reported for him under the Stock and Option Awards columns than would have been reported if the expense was spread out over the vesting period, as it is for the other officers. If Mr. Hudson’s equity award values had been reported in the same manner as those of the other officers shown in the table, the amount for his stock awards would have been $956,541 and the amount for his option awards would have been $421,017.
(6)	Includes $60,000 for a housing and travel allowance of $5,000 per month, in recognition of Mr. Hudson’s retaining his residence in Miami; $25,491 for the incremental cost to the company for personal use of our corporate aircraft, which was determined by calculating the variable costs, such as jet fuel, variable employee costs and landing fees, on a per hour basis multiplied times the number of hours flown; club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above.

Grants of Plan-Based Awards for the 2006 Fiscal Year

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)		All Other Option Awards: Number of Securities Underlying Options [5] (#)	Exercise or Base Price of Option Awards ($/Sh) [6]	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold [3] ($)	Target ($)	Maximum ($)	Threshold [3] (#)	Target (#)	Maximum (#)
Sherrill W. Hudson		271,250	542,500	813,750
	1/25/06							29,932	[7]			525,007
	4/26/06				28,150	56,300	112,600					956,396
	4/26/06							33,400				544,253
	4/26/06									138,200	16.295	450,785

John B. Ramil		164,119	328,238	492,357
	4/26/06				14,750	29,500	59,000					501,131
	4/26/06							17,500				285,163
	4/26/06									72,450	16.295	108,313

Gordon L. Gillette		117,425	234,850	352,275
	4/26/06				8,150	16,300	32,600					276,896
	4/26/06							9,650				157,246
	4/26/06									40,000	16.295	59,800

Charles R. Black		86,250	172,500	258,750
	4/26/06				5,600	11,200	22,400					190,260
	4/26/06							6,650				108,362
	4/26/06									27,550	16.295	41,187

William N. Cantrell		69,000	138,000	207,000
	4/26/06				4,625	9,250	18,500					157,134
	4/26/06							5,500				89,623
	4/26/06									22,650	16.295	33,861

(1)	A portion of the awards in these columns were made under our 2006 Annual Incentive Plan in January 2007. A 10-15% portion of each award is based on the relative performance goal that is not able to be determined until after the printing of this proxy statement. See footnote 2 to the Summary Compensation Table.
(2)	Amounts in these columns represent performance share grants made under our 2004 Equity Incentive Plan.
(3)	The threshold amounts are 50% of the target awards, which would be paid if a predetermined minimum level of performance is achieved; however, if the minimum level of performance is not achieved, then there would be no incentive payment or performance shares received, as applicable.
(4)	Amounts in this column represent time-vested restricted stock grants made under our 2004 Equity Incentive Plan.
(5)	Amounts in this column represent stock option grants made under our 2004 Equity Incentive Plan.
(6)	The exercise price of these option awards was determined by the average of the high and low sales price of our common stock on the day preceding the date of grant, which was higher than the closing price of our common stock on the date of grant. See discussion in Compensation Discussion and Analysis on page 13.
(7)	These shares were granted in lieu of a portion of Mr. Hudson’s salary, and the value of such shares is included in the Salary column in the Summary Compensation Table above.

16 | TECO Energy Proxy Statement

Description of the formula applied in determining the amounts payable under the Annual Incentive Plan (reported as a “Non-Equity Incentive Plan”):

The amounts payable under the annual incentive plan are determined based on the achievement of certain financial and qualitative goals described above in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2006 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards” column in compliance with the applicable disclosure rules, which require that we show these amounts under that column. The amounts paid under the plan for 2006 have already been determined as discussed in the CD&A and shown in the Summary Compensation Table (except for the portion that is attributable to the relative performance goal).

In 2006, the named executive officer annual incentive awards were based on the level of achievement of the performance goals, weighted as follows:

•	TECO Energy’s Income/Cash Generation Goal: 25% or 20% (lower percentage for operating company presidents)

•	TECO Energy’s Earnings Per Share/Return on Equity Goal Relative to Peers: 10% or 15% (lower percentage for operating company presidents)

•	Operating Units’ Net Income/Cash Generation Goals: 20% or 30% (higher percentage for operating company presidents)

•	Individual Quantitative and Qualitative Performance Goals: 40%

After the end of the year, the achievement of the goals was calculated and the amounts payable determined according to the following formula:

•	Target Award Percentage x Salary (or midpoint of salary range, whichever is greater) = Target Award Amount

•	Sum of Goal Weights x Goal Achievements = Total Goal Achievement

•	Target Award Amount x Total Goal Achievement = Payout Amount

As described in the CD&A, annual incentive awards for 2006 were reduced according to a calculation that the Compensation Committee approved in the first part of the year to reflect the effect the reduction of synfuel-related benefits had on our earnings per share for the year. The reduction to the payouts is shown above in the CD&A on page 11.

The actual amount that was paid for 2006 under the annual incentive plan according to the formula described above has been reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, excluding any amount attributable to the 10% or 15% portion of the annual incentive award related to the relative performance goal. In April 2007, the Compensation Committee will determine what level of achievement was attained regarding the company’s relative performance to peer group companies and will make any corresponding payments to the executives of the balance of the 2006 annual incentive award. Awards paid under our annual incentive plan were reported in our previous proxy statements as “bonus,” but under new rules adopted by the Securities and Exchange Commission in 2006, we believe these payments are more accurately described as “non-equity incentive plan compensation” as defined in those new rules.

Description of the formula applied in determining the amounts payable under the Equity Incentive Plan, applicable vesting schedule and payment of dividends:

As described above in the CD&A, equity incentive awards were granted to the named executive officers in 2006 in the form of performance-based restricted stock, time-vested restricted stock and stock options. The stock options vest in three equal annual installments beginning one year from the date of grant, and the time-vested restricted stock vests in a single installment three years from the date of grant. The restricted stock Mr. Hudson receives as a portion of his salary vests in four quarterly installments. The payout or forfeiture of performance-based restricted stock is dependent upon the total return of our common stock over a three-year period relative to that of the median company (in terms of total return) of the companies listed in the Dow Jones Electricity Group and Multiutility Group. The threshold, target and maximum number of shares that may be paid under these awards granted in 2006 is shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. If our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 90% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 200% of the target amount. If the total return is in the bottom one-third of these companies, there will be no payout. A minimum payout of 50% of the target amount will be made if we are at the 33.3 percentile. Payout is prorated for performance between the bottom one-third and top 10%.

Holders of restricted stock receive the same dividends as holders of other shares of our common stock. For the performance-based restricted stock, this means that during the three year performance period, dividends are paid on the target number of shares. At the end of the three year performance period, depending on the payout as described above, (i) the performance shares are either forfeited, in which case dividends are no longer paid on such shares, or (ii) restrictions on the shares terminate and, potentially, additional shares are granted. Because restrictions terminate at that time, the holder becomes the holder of shares of non-restricted common stock with the same terms as all shares as all of our common stock, including a right to receive dividends if and when declared.

TECO Energy Proxy Statement | 17

Salary and annual incentives in proportion to total compensation

As discussed above on pages 13-14 in the CD&A, the Compensation Committee reviews information with respect to each element of compensation and how those elements relate to total compensation. One goal of the compensation program is to attract and retain the talent needed to manage and build our businesses. In 2006, elements other than salary and the annual incentive award were approximately one-half of our CEO’s and COO’s total direct compensation, approximately 40% of our CFO’s total direct compensation and between 33% and 37% for the other named executive officers. This proportion ties a greater percentage of compensation directly to shareholder return for those officers with greater influence over operating results, while still providing an amount of fixed compensation that is competitive with the marketplace.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards					Stock Awards [1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Sherrill W. Hudson	10,000	—		13.6350	01/28/2013	30,850	[3]	$531,546	51,450	[3]	$886,484
	2,500	—		11.0850	04/20/2013	33,400	[4]	$575,482	56,300	[4]	$970,049
	2,500	—		13.5550	04/26/2014
	33,334	16,666	[5]	12.0050	07/05/2014
	33,334	16,666	[5]	12.6053	07/05/2014
	33,334	16,666	[5]	13.2055	07/05/2014
	36,684	73,366	[6]	16.2050	04/26/2015
	—	138,200	[7]	16.2950	04/25/2016
John B. Ramil	16,830	—		27.5625	04/14/2008	16,897	[8]	$291,135	16,897	[8]	$291,135
	36,807	—		21.4063	04/20/2009	15,550	[3]	$267,927	25,950	[3]	$447,119
	41,377	—		21.2500	04/18/2010	17,500	[4]	$301,525	29,500	[4]	$508,285
	43,482	—		31.5750	04/17/2011
	51,622	—		27.9650	04/16/2012
	22,233	—		11.0850	04/20/2013
	67,858	33,928	[9]	13.5000	04/27/2014
	18,500	37,000	[6]	16.2050	04/26/2015
	—	72,450	[7]	16.2950	04/25/2016
Gordon L. Gillette	10,000	—		24.3750	04/15/2007	12,069	[8]	$207,949	12,069	[8]	$207,949
	28,447	—		21.2500	04/18/2010	11,000	[3]	$189,530	18,350	[3]	$316,171
	25,200	—		31.5750	04/17/2011	9,650	[4]	$166,270	16,300	[4]	$280,849
	28,188	—		27.9650	04/16/2012
	16,710	—		11.0850	04/20/2013
	48,470	24,235	[9]	13.5000	04/27/2014
	13,100	26,200	[6]	16.2050	04/26/2015
	—	40,000	[7]	16.2950	04/25/2016
Charles R. Black	8,000	—		24.3750	04/15/2007	3,908	[8]	$67,335	3,908	[8]	$67,335
	4,200	—		27.5625	04/14/2008	6,550	[3]	$112,857	10,900	[3]	$187,807
	4,612	—		21.4063	04/20/2009	6,650	[4]	$114,580	11,200	[4]	$192,976
	2,689	—		21.2500	04/18/2010
	10,061	—		31.5750	04/17/2011
	10,528	—		27.9650	04/16/2012
	2,078	—		11.0850	04/20/2013
	7,847	7,847	[9]	13.5000	04/27/2014

Table continues on next page.

18 | TECO Energy Proxy Statement

	Option Awards					Stock Awards [1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
	7,800	15,600	[6]	16.2050	04/26/2015
	—	27,550	[7]	16.2950	04/25/2016
William N. Cantrell	16,830	—		27.5625	04/14/2008	10,230	[8]	$176,263	10,230	[8]	$176,263
	33,485	—		21.4063	04/20/2009	6,000	[3]	$103,380	10,000	[3]	$172,300
	28,447	—		21.2500	04/18/2010	5,500	[4]	$94,765	9,250	[4]	$159,378
	36,070	—		31.5750	04/17/2011
	41,094	—		27.9650	04/16/2012
	24,364	—		11.0850	04/20/2013
	41,084	20,542	[9]	13.5000	04/27/2014
	7,150	14,300	[6]	16.2050	04/26/2015
	—	22,650	[7]	16.2950	04/25/2016

(1)	Time-vested restricted stock that has not vested is reported under the first and second columns under “Stock awards,” and performance shares for which the performance period has not run is reported under the third and fourth columns under “Stock Awards.”
(2)	Shares shown under this column are performance shares that vest three years following the date of grant on the dates shown in the following footnotes, subject to satisfaction of performance criteria.
(3)	Vest in one installment on April 27, 2008, three years from the date of grant; the performance shares shown under “Equity Incentive Plan Awards” vest on March 31, 2008, depending on the satisfaction of performance criteria.
(4)	Vest in one installment on April 26, 2009, three years from the date of grant; the performance shares shown under “Equity Incentive Plan Awards” vest on March 31, 2009, depending on the satisfaction of performance criteria.
(5)	Exercisable on July 6, 2007 (the last of three substantially equal annual installments).
(6)	Exercisable in two substantially equal annual installments beginning April 27, 2007 (the second and third of three substantially equal annual installments).
(7)	Exercisable in three substantially equal annual installments beginning April 26, 2007.
(8)	Vest in one installment April 28, 2007, three years from the date of grant; the performance shares shown under “Equity Incentive Plan Awards” vest on March 31, 2007, depending on the satisfaction of performance criteria.
(9)	Exercisable on April 28, 2007 (the last of three substantially equal annual installments).

Option Exercises and Stock Vested in Last Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)	Value Realized on Vesting [1] ($)
Sherrill W. Hudson	0	0	29,932	478,575
John B. Ramil	0	0	46,837	766,308
Gordon L. Gillette	0	0	22,757	372,331
Charles R. Black	0	0	8,604	140,772
William N. Cantrell	0	0	32,029	524,032

(1)	The shares Mr. Hudson acquired on vesting were shares of restricted stock granted in lieu of salary; the shares acquired on vesting for the other named executive officers were a combination of time-vested restricted stock and performance shares.

TECO Energy Proxy Statement | 19

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of September 30, 2006, the most recent pension plan measurement date for financial reporting purposes. No pension payments were made to any of the named executive officers during 2006. The pension plan arrangements shown in the table include the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to all of our employees (the “qualified plan”), and the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan (the “supplemental plan”). As described in the CD&A, Mr. Hudson does not participate in our supplemental executive retirement plan. The number of years of credited service is the same for the qualified plan and supplemental plan and is rounded up or down to the nearest whole year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Sherrill W. Hudson	qualified plan supplemental plan	2	32,803 0
John B. Ramil	qualified plan supplemental plan	31	333,870 2,088,876
Gordon L. Gillette	qualified plan supplemental plan	25	198,018 1,181,692
Charles R. Black	qualified plan supplemental plan	33	490,075 1,356,914
William N. Cantrell	qualified plan supplemental plan	31	430,502 1,656,803

All of our employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of five years of service or reaching the age of 65. All of our named executive officers are vested in this plan except for Mr. Hudson. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits. The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant. The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at their earliest unreduced retirement age, using a present value discount rate of 5.85%, and a lump sum conversion rate of 5.00%.

The normal retirement payment and benefit formula for our supplemental executive retirement plan is: 3% times final average earnings times years of credited service, up to a maximum of twenty years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement.

The earnings covered by the pension plan arrangements are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefit is computed as a straight-life annuity commencing at the officer’s normal retirement age and is reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 for Messrs. Cantrell and Black, 63 and two months for Mr. Ramil and 64 for Mr. Gillette. A reduced amount of benefits may be received upon retirement anytime within 7 years of normal retirement age, as long as the officer has 5 years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum 5 years of service requirement does not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 10% and 59% at a rate of 5% for every year payment would be before normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table of above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using a discount rate of 5.85%.

The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable in the form of a lump sum to the spouse.

20 | TECO Energy Proxy Statement

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders do not have at least 65% of the voting power in the surviving entity, or a liquidation or sale of our assets. Each of these officers is required, subject to the terms of the agreements, to remain our employee for one year following a potential change in control unless a change in control occurs earlier. A potential change in control would occur if we entered into an agreement which would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, the acquisition or disclosure of a plan to acquire 9.9% or more of our outstanding common stock, or if the board adopted a resolution to the effect that a potential change in control of the company has occurred. Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of the annual incentive plan, an incentive award equal to the target incentive amount for the year or the amount paid for the prior year (if greater), prorated for the number of days served in the year the termination occurred. The change-in-control agreements also provide that in the event employment is terminated by us without cause (as defined below) or by one of these officers for good reason (as defined below) in contemplation of or following a change in control, we will make a lump sum severance payment to the officer of three times annual salary and bonus (referred to as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above). In such event, the change-in-control agreements also provide for: (a) a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination, (b) participation in our life, disability, accident and health insurance plans for a three-year period except to the extent these benefits are provided by a subsequent employer and (c) a payment to compensate for the additional taxes, if any, payable on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. In addition, the supplemental executive retirement plan provides for vesting and ability to begin benefits before the usual early retirement age upon a change in control (as described above under “Pension Benefits”) and the terms of stock options and restricted stock provide for acceleration of vesting upon a change in control as described below under “Accelerated Vesting of Equity Upon a Change in Control.”

For the purposes of these agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. “Good Reason” for termination of employment would be the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, a requirement to be based more than 25 miles from current job location, the failure by the company to pay compensation within 7 days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or if the company attempted to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Accelerated Vesting of Equity Upon a Change-in-Control

The agreements that govern all employee stock options and time-vested restricted stock awards provide that all outstanding stock options and time-vested restricted stock vest upon a change in control, as defined above. The agreements that govern the performance share awards also provide that upon a change in control, the performance period ends and the normal formula used for determining the number of shares to be received or forfeited, as applicable, is applied to the shortened performance period.

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of our named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. The amounts below are calculated as if such event had occurred on December 29, 2006, based on our closing stock price on that day of $17.23. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date and all accelerated options were exercised on the termination date. The change-in-control agreements provide enhancements to the benefit formula of the supplemental executive retirement plan, and the retirement related benefits shown below are incremental amounts that represent the enhanced benefit only. The supplemental executive retirement plan is described in more detail in the Pension Benefits section above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section. Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage. Under the terms of our change-in-control agreements, executive officers are eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code; there is no income tax gross-up. There are no agreements or arrangements with the named executive officers for any termination scenarios not involving a change in control.

TECO Energy Proxy Statement | 21

Name	S. W. Hudson	J. B. Ramil	G. L. Gillette	C. R. Black	W. N. Cantrell
Cash Severance	$3,952,500	$2,475,000	$1,985,550	$1,552,500	$1,449,000
Accelerated Equity Vesting	2,226,125	1,682,385	1,119,330	563,425	758,765
Retirement Related Benefits	0	1,409,419	744,807	902,892	$495,850
Health Care Benefits	27,995	38,525	38,525	27,995	27,995
Excise Tax Gross-Up	1,839,485	2,677,813	1,928,453	1,193,941	1,084,458
Total	$8,046,105	$8,283,143	$5,816,664	$4,240,753	$3,816,068

Item 2 - Ratification of Appointment of Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2007. Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2007 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2007.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2005 and December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2006	2005
Audit fees	$1,940,000	$2,300,000
Audit-related fees	175,000	195,000
Tax fees
Tax compliance fees	35,000	35,000
Tax planning fees	10,000	10,000
All other fees	5,000	5,000

Total	2,165,000	$2,545,000

Audit fees consisted of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt and equity issuance and SEC filings.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consisted of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.

22 | TECO Energy Proxy Statement

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee is composed of five directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the independence and performance of our independent auditor and (e) our compliance with legal and regulatory requirements. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Investors page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2006;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

By the Audit Committee,
J. Thomas Touchton (Chairman)
James L. Ferman, Jr.
Joseph P. Lacher
Tom L. Rankin
Paul L. Whiting

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2008 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 22, 2007. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, it must be received by us not later than February 2, 2008. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

TECO Energy Proxy Statement | 23

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future should contact their bank, broker or other nominee record holder or ADP Investor Communications Services at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated: March 21, 2007

24 | TECO Energy Proxy Statement

Directions to The University of Tampa’s Vaughn Center; from I-275 or I-4:

• From Interstate 275 - coming from St. Petersburg:

- Take Tampa downtown EXIT 44 - Ashley Dr./Scott St./Tampa St.;

• From Interstate 275 coming from Ocala, or coming from Interstate 4 - Orlando:

- Take Tampa downtown EXIT 45A - Downtown Tampa East-West;

• Then follow the directional sign to Downtown West - Ashley Drive;

• Coming off Exit Ramps 44 or 45A, Ashley Drive will split to the right, with Tampa Street to the left - stay on Ashley Drive;

• Continue south on Ashley Drive in the right hand lane for approximately 5 blocks until you come to Kennedy Blvd;

• Turn right onto Kennedy Blvd. and cross over the bridge, staying in the right lane;

• Continue west on Kennedy Blvd, pass two entrances to The University of Tampa until you come to North Blvd.;

• Turn right onto North Blvd., go up 2 blocks, and turn right again onto North B Street;

• The multi-story Thomas Parking Garage will be on your immediate right at the corner - turn right into the parking garage;

• Once parked, walk along North B Street toward The University of Tampa’s Plant Hall, until you come to the Vaughn Center building -

- A small bus will be available for shareholders needing assistance to the Vaughn Center;

• The Annual Meeting of Shareholders is being held on the ninth floor of the Vaughn Center’s Trustees Board Room.

TECO Energy Proxy Statement | 25

ADMISSION TICKET

2007 Annual Shareholder’s Meeting

Wednesday, May 2, 2007, 10:00 A.M.

The University of Tampa – Vaughn Center

401 W. Kennedy Boulevard

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2007 Annual Meeting of Shareholder of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

PROXY

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, May 2, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Luis Guinot, Jr. and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 2, 2007 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

TECO ENERGY, INC.
P.O. BOX 11004
NEW YORK, N.Y. 10203-0004

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET	OR	TELEPHONE	OR	MAIL
https://www.proxyvotenow.com/te		1-866-756-9937
• Go to the website address listed above. • Have you proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone • Have your proxy card ready. • Follow the simple recorded Instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

	Please sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

The Board Recommends a Vote FOR all Nominees.
1. ELECTION OF DIRECTORS

FOR ☐ ALL	AGAINST ☐ ALL	EXCEPTIONS ☐

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

This proxy will be voted as specified, or if no specification is made, FOR All Nominees and FOR Proposal 2.

Nominees: 01 - Joseph P. Lacher, 02 - Tom L. Rankin, 03 - William D. Rockford, 04 - J. Thomas Touchton

(INSTRUCTIONS: To vote against any individual nominees, strike a line through that nominee’s name and check the “Exceptions” box above.) The Board Recommends a Vote FOR the Proposal below.	To change your address please mark this box. ☐

2. RATIFICATION OF THE CORPORATION’S INDEPENDENT AUDITOR	FOR ☐	AGAINST ☐	ABSTAIN ☐

SCAN LINE

INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf or corporation should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date	Share Owner sign here	Co-Owner sign here